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                                                                    EXHIBIT 11.1


                      PEDIATRIC SERVICES OF AMERICA, INC.
                       COMPUTATION OF EARNINGS PER SHARE

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                                                                  THREE MONTHS ENDED JUNE 30,
                                             ---------------------------------------------------------------------
                                                            PRIMARY                         FULLY DILUTED
                                             ----------------------------------  ---------------------------------
                                                   1997              1996             1997              1996
                                             -----------------  ---------------  ---------------  ----------------
Weighted average common stock
   outstanding during the period...........      6,261,018        6,101,841        6,261,018         6,101,841
Options and warrants.......................        173,388          386,530          180,889           386,530
                                                 ---------        ---------        ---------         ---------

Total......................................      6,434,406        6,488,371        6,441,907         6,488,371
                                                 =========        =========        =========         =========

Net income attributable to common and
    common equivalent shares...............     $1,838,970       $1,401,235       $1,838,970        $1,401,235
                                                ==========       ==========       ==========        ==========

Net income per common and common
 equivalent share..........................     $     0.29       $     0.22       $     0.29        $     0.22
                                                ==========       ==========       ==========        ==========

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